FIFTH AMENDMENT TO MASTER ORDER ASSIGNMENT

This Fifth Amendment to that certain Master Purchase Order Assignment Agreement (the "Amendment'') is made as of the 19th day of September, 2006 and is by and between TRANSCAP TRADE FINANCE LLC (the "Contractor") and DESTINATION SOFTWARE, INC., a New Jersey corporation (the "Manufacturer").

WITNESSETH:

WHEREAS, the Contractor and the Manufacturer are parties to that certain Master Purchase Order Assignment Agreement dated. as of August 20, 2001 as amended (the "Purchase Order Agreement");

WHEREAS, the Contractor and the Manufacturer desire to extend the term of the Purchase Order Agreement subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and other consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Contractor and the Manufacturer, the parties hereto hereby agree as follows:

1. Notwithstanding the provisions of subsection 18(a) of the Purchase Order Agreement, the term of the Purchase Order Agreement is extended from August 20, 2006 to August 19, 2007 ("Extension Period') and shall continue thereafter for successive twelve (12) month renewal terms unless either party terminates the Purchase Order Agreement by written notice to the other not later than thirty (30) days prior to the end of such term or any renewal 'term, provided, however, that Contractor may also terminate the Purchase Order Agreement immediately upon either Manufacturer's default and after the expiration of any applicable cure period or at any time upon thirty (30) days' prior written notice to Manufacturer.

2. As of August 19, 2005, the prior year Commitment Fee due Contractor by Manufacturer is $3, 788.99. Manufacturer shall pay Contractor such sum out of the proceeds of the next collections from Customers but in no event later than November 15, 2006.

3. Section 3(b)(iv) of the Purchase Order Agreement is hereby deleted in its entirety, and in lieu thereof there is inserted a new Section 3(b)(iv) as follows:

(iv) Upon the purchase of Materials required for the P.O., or upon any other advance of funds in connection with the P.O., the Contractor's aggregate outstanding funding pursuant to this Agreement shall not exceed the sum of $1,500,000,

4. Minimum Volume as defined within subsection 1(j) of the Purchase Order Agreement is increased to $3,000,000.

5. Commitment Fee as defined within subsection, 6(a) of the Purchase Order Agreement is increased to $67,500.

6. Except as expressly set forth above, the Purchase Order Agreement has been modified in a manner satisfactory to each of the undersigned and. each of the other agreements, instruments and document heretofore executed and delivered in connection therewith shall remain unmodified and in full force and effect.

7 This Amendment will not he effective until each of the persons set forth on Addendum ill of the Purchase Order Agreement shall have executed an acknowledgment to the Guaranty previously executed by such. persons, in form and substance satisfactory to Contractor.

8. This Amendment may be executed in two (2) or more counterparts and it shall not be necessary that the signature of all parties be contained on arty one counterpart, Each counterpart shall be deemed an original but all of which together shall constitute one and the same instrument. Art executed facsimile of this Agreement shall be deemed to be a valid and binding agreement between the parties hereto.

WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date fist written above.

TRANSCAP TRADE FINANCE LLC

By	/s/ Michael Sear
Its Executive Vice President

DESTINATION SOFTWARE, INC.

By	/s/ Susan Kain
Its President